EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Reports Record January Sales of $78.7 Million, an increase of 14.8%

Warrendale, PA, February 5, 2003 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that total sales for the four-week period ended February 1, 2003 increased 14.8% to $78.7 million, compared to $68.5 million for the four-week period ended February 2, 2002. Comparable store sales for the American Eagle Outfitters stores increased 3.2% for the January period. Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, increased 2.2% for the month compared to the corresponding period ended February 2, 2002.

Total sales for the four-week period ended February 1, 2003 include $3.8 million from the Bluenotes/Thriftys operation, compared to $4.1 million for the corresponding period last year. Bluenotes/Thriftys comparable store sales declined 11.0% in January compared to last year.

Total sales for the fifty-two week period ended February 1, 2003 increased 6.7% to $1.463 billion from $1.372 billion for the fifty-two week period ended February 2, 2002. Comparable store sales for the American Eagle Outfitters stores declined 4.3% for the fifty-two week period ended February 1, 2003. Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, decreased 5.7% for the fifty-two week period compared to the corresponding period ended February 2, 2002.

Total sales for the fifty-two week period ended February 1, 2003 include $80.2 million from the Bluenotes/Thriftys operation, compared to $100.7 million for the corresponding period last year. Bluenotes/Thriftys comparable store sales declined 22.3% for the period compared to last year.

Regarding fourth quarter earnings, the Company is comfortable with the current First Call consensus estimate of $0.53 per share.

To access our recorded monthly sales commentary, please call 800-642-1687, conference code #3282124.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, versatile clothing for 16 to 34 year-olds, providing high-quality merchandise at affordable prices. AE's lifestyle collection includes casual basics like khakis, cargos, and jeans; fashion tops like rugbys, polos, and graphic T's; and functional items like swimwear, outerwear, footwear, and accessories. AE's Canadian subsidiary, Bluenotes/Thriftys, targets a slightly younger demographic, offering a more urban/suburban, denim-driven collection for 12 to 22 year-olds. American Eagle Outfitters currently operates 697 AE stores in 48 states and the District of Columbia, 56 AE stores in Canada, and 111 Bluenotes/Thriftys stores in Canada. AE also operates via its internet business, ae.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding fourth quarter earnings. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on a number of factors some of which are beyond the Company's control. Such factors include, but are not limited to, the results of the audit of our year-end financials and the risk that our fourth quarter financial plans may not be achieved, and those other risks described in the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857